EXHIBIT 99.1


       Greatbatch and BIOMEC Enter Into a Definitive Agreement


    CLARENCE, N.Y.--(BUSINESS WIRE)--March 19, 2007--Greatbatch, Inc. (NYSE: GB) and BIOMEC, Inc. today announced that they have entered into a definitive agreement whereby Greatbatch will acquire substantially all of the assets of BIOMEC, Inc. for $11.4 million in cash and future additional considerations. This agreement is subject to BIOMEC shareholder approval.

    BIOMEC Inc. was established in 1998 with the objective of accelerating promising technology from major medical and academic institutions, national laboratories, and internal proprietary developments to successful commercial products. BIOMEC operates in Cleveland, OH and has built a highly effective engineering team with diverse capabilities in medical device development that provides creative solutions for customer's product development needs. In collaboration with Dr. Roger Marchant, President of Nanomimetics Inc. and Associate Professor of Biomedical Engineering and Director, Center for Cardiovascular Biomaterials at Case Western Reserve University, BIOMEC is developing a novel-polymer coating (biomimetic) that mimics the surface of endothelial cells of blood vessels with potential use on several medical devices, including in-dwelling central venous catheters, cardiac pacing leads, and extra-corporeal blood pump circuits in bypass surgery. Additionally, BIOMEC has a product development and an investment partnership in IntElect Medical, an early stage neurostimulation device company that works in conjunction with the Cleveland Clinic.

    The acquisition will expand Greatbatch's ability to provide device design and engineering services to its customers. It will also accelerate internal efforts to integrate Greatbatch's components into more complex device subsystems for its customers.

    Mauricio Arellano, Senior Vice President - Medical Solutions, for Greatbatch stated, "We are very excited about this transaction. It is a unique opportunity to advance our strategic intent to offer more complete device design and engineering service capabilities. In addition, BIOMEC is working on a number of proprietary technologies and maintains strategic partnerships with several key early stage device companies. We're specifically excited about a biomimetic coating under development and expanding the strategic partnership it has with IntElect Medical."

    About Greatbatch, Inc.

    Greatbatch, Inc. is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the company is available at www.greatbatch.com.


    CONTACT: Investors:
             Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com